UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 14d-100)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

TRANSWITCH CORPORATION

(Name of Subject Company)

TRANSWITCH CORPORATION, as Issuer

(Names of Filing Persons (identifying status as offeror, issuer or other person))

4½% CONVERTIBLE NOTES DUE 2005

(Title of Class of Securities)

894065 AB7

(CUSIP Number of Class of Securities)

Dr. Santanu Das,

President and Chief Executive Officer

TranSwitch Corporation

3 Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810

(Name, Address and Telephone Number of Persons Authorized to Receive Notices

and Communications on Behalf of filing persons)

Copies to:

Timothy C. Maguire, Esq. Testa, Hurwitz & Thibeault 125 High Street Boston, Massachusetts 02110 (617) 248-7000	Abigail Arms, Esq. Shearman & Sterling 801 Pennsylvania Avenue Washington, D.C. 20004-2604 (202) 508-8000

CALCULATION OF FILING FEE

Transaction Valuation (1)	Amount of Filing Fee (2)

$94,143,000	$7,617

(1)	Pursuant to Rule 457(f)(1) under the Securities Act of 1933, this amount is the market value as of August 26, 2003 of the maximum amount of 4½% Convertible Notes due 2005 (the “Existing Notes”) that may be received by the Registrant from tendering holders in the exchange offer.

(2)	Registration fee previously paid in connection with the Issuer’s Registration Statement on Form S-4 filed May 16, 2003 and August 27, 2003.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    $7,617

Form or Registration No.:    Form S-4 (File No. 333-105330)

Filing Party:    TranSwitch Corporation

Date Filed:    May 16, 2003 and August 27, 2003

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Item 1.    Summary Term Sheet.

This Tender Offer Statement on Schedule TO is being filed by TranSwitch Corporation (the “Company”), pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended, in connection with its offer to exchange up to all of its outstanding 4½% Convertible Notes due 2005 (the “Existing Notes”) for 5.45% Convertible Plus Cash NotesSM due September 30, 2007 (the “Plus Cash Notes”) (the “Exchange Offer”) upon the terms and subject to the conditions set forth in the preliminary prospectus (the “Prospectus”) and in the related Letter of Transmittal, which are Exhibit (a)(1) and Exhibit (a)(3) to this Schedule TO, respectively.

The information set forth in the Prospectus under the caption “Summary – The Exchange Offer; Terms of the exchange offer” is incorporated herein by reference.

Item 2.    Subject Company Information.

(a)    Name and address. TranSwitch Corporation, a Delaware corporation, is the subject company. The address and telephone number of its principal executive office are 3 Enterprise Drive, Shelton, Connecticut 06484, (203) 929-8810.

(b)    Securities. None.

(c)    Trading market and price. There is no established trading market for the securities.

Item 3.    Identity and Background of Filing Person.

(a)    Name and address. The issuer is the filing person. The information set forth under Item 2(a) above is incorporated herein by reference. The address and telephone number of each of the Company’s officers and directors is c/o TranSwitch Corporation, 3 Enterprise Drive, Shelton, Connecticut 06484, (203) 929-8810.

Pursuant to General Instruction C to Schedule TO promulgated by the United States Securities and Exchange Commission, the following persons are directors and/or officers of the Company:

Name	Position
Dr. Santanu Das	Chairman of the Board, Chief Executive Officer and President
Alfred F. Boschulte	Director
Dr. Hagen Hultzsch	Director
Gerald F. Montry	Director
James M. Pagos	Director
Dr. Albert E. Paladino	Director
Erik H. van der Kaay	Director
Peter J. Tallian	Senior Vice President, Chief Financial Officer and Treasurer

Item 4.    Terms of the Transaction.

(a)    Material terms.

(1)    Tender offers.

(i)-(ii)    The information set forth on the cover of the Prospectus and in the Prospectus under the caption “The Exchange Offer – Terms of the Exchange Offer; Period for Tendering Existing Notes” is incorporated herein by reference.

(iii)    The information set forth on the cover page of the Prospectus and in the Prospectus under the caption “The Exchange Offer – Expiration Date” is incorporated herein by reference.

(iv)    Not applicable.

(v)    The information set forth in the Prospectus under the caption “The Exchange Offer – Extensions; Amendments” is incorporated herein by reference.

(vi)    The information set forth in the Prospectus under the caption “The Exchange Offer – Withdrawal Rights” is incorporated herein by reference.

(vii)    The information set forth in the Prospectus under the captions “The Exchange Offer – Procedures for Tendering Existing Notes,” “The Exchange Offer – Acceptance of Existing Notes for Exchange; Delivery of Plus Cash Notes,” and “The Exchange Offer – Withdrawal Rights” is incorporated herein by reference.

(viii)    The information set forth in the Prospectus under the caption “The Exchange Offer – Acceptance of Existing Notes for Exchange; Delivery of Plus Cash Notes” is incorporated herein by reference.

(ix)    Not applicable.

(x)    The information set forth in the Prospectus under the caption “Summary – Comparison of Plus Cash Notes and Existing Notes” is incorporated herein by reference.

(xi)    The information set forth in the Prospectus under the caption “Capitalization” is incorporated herein by reference.

(xii)    The information set forth in the Prospectus under the caption “United States Federal Income Tax Considerations” is incorporated herein by reference.

(2)    Mergers or similar transactions.

Not applicable.

(b)    Purchases. No officer, director or affiliate of the Company owns any Existing Notes and, therefore, will not tender any Existing Notes in the Exchange Offer.

Item 5.    Past Contacts, Transactions, Negotiations and Agreements.

(e)    The Company sponsors certain equity-based compensation plans, including stock option, stock purchase, and restricted stock plans, and is party to stock option agreements with certain of its employees. These plans and agreements provide for the grant of options to purchase shares of the Company’s common stock, among other things. For further information regarding the terms of these plans and agreements, see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the amendment thereto and the sections in the Company’s 2003 Annual Meeting Proxy Statement captioned “Compensation of Directors,” “Executive Compensation,” and “Equity Compensation Plan Information.”

The information set forth in the Prospectus under the caption “Description of Capital Stock” is incorporated herein by reference.

Item 6.    Purposes of the Transaction and Plans or Proposals.

(a)    Purposes. The information set forth in the Prospectus under the caption “Summary – Questions and Answers About the Exchange Offer and New Money Offering” is incorporated herein by reference.

(b)    Use of the securities acquired. The Existing Notes acquired in the transaction will be retired.

(c)    Plans.

(1)    None.

(2)    None.

(3)    The information set forth in the Prospectus under the caption “Capitalization” is incorporated herein by reference.

(4)    None.

(5)    None.

(6)    The information set forth in the Prospectus under the caption “Risk Factors – Risks Related to TranSwitch” is incorporated herein by reference.

(7)    None.

(8)    None.

(9)    None.

(10)	None.

Item 7.    Source and Amount of Funds or Other Consideration.

(a)	Source of funds. The consideration to be used in the Exchange Offer consists of Plus Cash Notes. If all of the Existing Notes are tendered and accepted for exchange, an aggregate principal amount of $94,143,000 of Plus Cash Notes will be issued. The information set forth in the Prospectus under the caption “The Exchange Offer – Fees and Expenses” is incorporated herein by reference. The Company expects to pay fees and expenses in connection with the Exchange Offer with available cash.

(b)	Conditions. Not applicable.

(d)	Borrowed funds. (1) – (2) Not applicable.

Item 8.    Interest in Securities of the Subject Company.

(a)	Securities ownership. None.

(b)	Securities transactions. Based on the Company’s records and on information provided to the Company by its respective directors or executive officers, associates and subsidiaries, none of the Company or any of its associates or subsidiaries or persons controlling the Company, and, to the best of the Company’s knowledge, none of the directors or executive officers of the Company or any of its subsidiaries, or any associates or subsidiaries of any of the foregoing, has effected any transactions in the Existing Notes during the past 60 days.

Item 9.    Person/Assets, Retained, Employed, Compensated or Used.

(a)	Solicitations or recommendations. The information set forth in the Prospectus under the captions “The Exchange Offer – Fees and Expenses” and “Plan of Distribution” is incorporated herein by reference.

Item 10.    Financial Statements.

(a)	Financial information.

The following financial statements and information is incorporated by reference:

(1)	The audited consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed on March 17, 2003, as amended on Form 10-K/A, as filed on August 12, 2003;

(2)	The unaudited consolidated financial statements of the Company set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, as filed on May 12, 2003, as amended on Form 10-Q/A, as filed on August 12, 2003, and the unaudited consolidated financial statements of the Company set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, as filed on August 12, 2003;

(3)	The information set forth in the Prospectus under the captions “Selected Consolidated Financial Data” and “Price Range of Common Stock;” and

(4)	Not applicable.

(b)    Pro forma. The information set forth in the Prospectus under the caption “Capitalization” is incorporated herein by reference.

Item 11.    Additional Information.

(a)	Agreements, regulatory requirements and legal proceedings.

(1)	None other than as previously disclosed.

(2)	The only regulatory requirements that must be met are those imposed by applicable securities laws.

(3)	Not applicable.

(4)	Not applicable.

(5)	None.

(b)    Other material information. The information set forth in the Prospectus and the Letter of Transmittal (Exhibits (a)(1) and (a)(3) respectively, to this Schedule TO) is incorporated herein by reference.

Item 12.    Exhibits.

(a)	(1) Preliminary Prospectus, dated August 27, 2003, incorporated herein by reference to the Company’s Registration Statement on Form S-4 (File No. 333-105330) as amended.

(2)	Form of 5.45% Convertible Plus Cash NotesSM Indenture between the Issuer and U.S. Bank National Association (the “Indenture”).*

(3)	Form of Letter of Transmittal.*

(4)	Form of Notice of Guaranteed Delivery.*

(5)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*

(6)	Form of Letter to Clients.*

(7)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(8)	Press Release issued May 16, 2003 (filed by the Company pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended).

(9)	Transcript of TranSwitch’s Second Quarter 2003 Earnings Conference Call dated July 16, 2003 (filed by the Company on July 17, 2003 pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended.

(10)	Press Release issued August 27, 2003.

(b)	Not applicable.

(d) (1)	Rights Agreement, dated as of October 1, 2001, between TranSwitch Corporation and EquiServe Trust Company, N.A., which includes the form of Rights Certificate and the Summary of Rights to Purchase Preferred Shares (previously filed as Exhibit 1 to TranSwitch’s Registration Statement No. 0-25996 on Form 8-A filed on October 2, 2001).

(2)	Third Amended and Restated 1995 Stock Option Plan, as amended (previously filed as an exhibit to TranSwitch’s Definitive Proxy Statement on Schedule 14A dated April 26, 1999).

(3)	1995 Employee Stock Purchase Plan, as amended (previously filed as an exhibit to TranSwitch’s Registration Statement on Form S-8 (File No. 333-89798)).

(4)	1995 Non-Employee Director Stock Option Plan, as amended (previously filed as an exhibit to TranSwitch’s Registration Statement on Form S-8 (File No. 333-89798)).

(5)	Form of Incentive Stock Option Agreement under the 1995 Stock Plan (previously filed as an exhibit to TranSwitch’s Registration Statement on Form S-8 (File No. 33-94234)).

(6)	Form of Non-Qualified Stock Option Agreement under the 1995 Stock Plan (previously filed as an exhibit to TranSwitch’s Registration Statement on Form S-8 (File No. 33-94234)).

(7)	1995 Employee Stock Purchase Plan Enrollment/Authorization Form (previously filed as an exhibit to TranSwitch’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated herein by reference).

(8)	Form of Non-Qualified Stock Option Agreement under the 1995 Non-Employee Director Stock Option Plan (previously filed as an exhibit to TranSwitch’s Registration Statement on Form S-8 (File No. 33-94234) and incorporated herein by reference).

(9)	2000 Stock Option Plan (previously filed as Exhibit 4.2 to TranSwitch’s Registration Statement on Form S-8 (File No. 333-75800)).

(10)	Form of Non-Qualified Stock Option Agreement under the 2000 Stock Option Plan (previously filed as Exhibit 4.3 to TranSwitch’s Registration Statement on Form S-8 (File No. 333-75800)).

(11)	1999 Stock Incentive Plan of Onex Communications Corporation (previously filed as Exhibit 4.2 to TranSwitch’s Registration Statement on Form S-8 (File No. 333-70344)).

(12)	Form of Incentive Stock Option Agreement under the 1999 Stock Incentive Plan of Onex Communications Corporation (previously filed as Exhibit 4.3 to TranSwitch’s Registration Statement on Form S-8 (File No. 333-70344)).

(13)	1995 Stock Plan of Alacrity Communications, Inc. (previously filed as Exhibit 4.2 to TranSwitch’s Registration Statement on Form S-8 (File No. 333-44032)).

(14)	Form of Stock Option Agreement under the 1995 Stock Plan of Alacrity Communications, Inc. (previously filed as Exhibit 4.3 to TranSwitch’s Registration Statement on Form S-8 (File No. 333-44032)).

(15)	Amended and Restated Articles of Incorporation, as amended to date (previously filed as Exhibit 3.1 to TranSwitch’s annual report on Form 10-K for the fiscal year ended December 31, 2001).

(g)	See Exhibit (a)(1) above.

(h)	Tax Opinion of Testa Hurwitz & Thibeault, LLP*

1.	The information set forth in response to Item 12(a)(1) of this Schedule TO is incorporated herein by reference.

*	Filed as an exhibit to the Company’s Registration Statement on Form S-4 (File No. 333-105330) as amended and incorporated herein by reference.

Item 13.    Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

TRANSWITCH CORPORATION

/s/ Peter J. Tallian
Name: Peter J. Tallian Title: Senior Vice President, Chief Financial Officer and Treasurer

Date: August 27, 2003

INDEX TO EXHIBITS

Exhibit Number	Description

(a)(1)	Preliminary Prospectus, dated August 27, 2003, incorporated herein by reference to the Company’s Registration Statement on Form S-4 (File No. 333-105330) as amended.

(a)(2)	Form of 5.45% Convertible Plus Cash NotesSM Indenture between the Issuer and U.S. Bank National Association (the “Indenture”).*

(a)(3)	Form of Letter of Transmittal.*

(a)(4)	Form of Notice of Guaranteed Delivery.*

(a)(5)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(6)	Form of Letter to Clients.*

(a)(7)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(8)	Press Release issued May 16, 2003 (filed by the Company pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended).

(a)(9)	Transcript of TranSwitch’s Second Quarter 2003 Earnings Conference Call dated July 16, 2003 (filed by the Company on July 17, 2003 pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended.

(a)(10)	Press Release issued August 27, 2003.

(d)(1)	Rights Agreement, dated as of October 1, 2001, between TranSwitch Corporation and EquiServe Trust Company, N.A., which includes the form of Rights Certificate and the Summary of Rights to Purchase Preferred Shares (previously filed as Exhibit 1 to TranSwitch’s Registration Statement No. 0-25996 on Form 8-A filed on October 2, 2001).

(d)(2)	Third Amended and Restated 1995 Stock Option Plan, as amended (previously filed as an exhibit to TranSwitch’s Definitive Proxy Statement on Schedule 14A dated April 26, 1999).

(d)(3)	1995 Employee Stock Purchase Plan, as amended (previously filed as an exhibit to TranSwitch’s Registration Statement on Form S-8 (File No. 333-89798)).

(d)(4)	1995 Non-Employee Director Stock Option Plan, as amended (previously filed as an exhibit to TranSwitch’s Registration Statement on Form S-8 (File No. 333-89798)).

(d)(5)	Form of Incentive Stock Option Agreement under the 1995 Stock Plan (previously filed as an exhibit to TranSwitch’s Registration Statement on Form S-8 (File No. 33-94234)).

(d)(6)	Form of Non-Qualified Stock Option Agreement under the 1995 Stock Plan (previously filed as an exhibit to TranSwitch’s Registration Statement on Form S-8 (File No. 33-94234)).

(d)(7)	1995 Employee Stock Purchase Plan Enrollment/Authorization Form (previously filed as an exhibit to TranSwitch’s Annual Report on Form 10-K for fiscal year ended December 31, 2001 and incorporated herein by reference).

(d)(8)	Form of Non-Qualified Stock Option Agreement under the 1995 Non-Employee Director Stock Option Plan (previously filed as an exhibit to TranSwitch’s Registration Statement on Form S-8 (Filed No. 33-94234) and incorporated herein by reference).

(d)(9)	2000 Stock Option Plan (previously filed as Exhibit 4.2 to TranSwitch’s Registration Statement on Form S-8 (File No. 333-75800)).

(d)(10)	Form of Non-Qualified Stock Option Agreement under the 2000 Stock Option Plan (previously filed as Exhibit 4.3 to TranSwitch’s Registration Statement on Form S-8 (File No. 333-75800)).

(d)(11)	1999 Stock Incentive Plan of Onex Communications Corporation (previously filed as Exhibit 4.2 to TranSwitch’s Registration Statement on Form S-8 (File No. 333-70344)).

(d)(12)	Form of Incentive Stock Option Agreement under the 1999 Stock Incentive Plan of Onex Communications Corporation (previously filed as Exhibit 4.3 to TranSwitch’s Registration Statement on Form S-8 (File No. 333-70344)).

(d)(13)	1995 Stock Plan of Alacrity Communications, Inc. (previously filed as Exhibit 4.2 to TranSwitch’s Registration Statement on Form S-8 (File No. 333-44032)).

(d)(14)	Form of Stock Option Agreement under the 1995 Stock Plan of Alacrity Communications, Inc. (previously filed as Exhibit 4.3 to TranSwitch’s Registration Statement on Form S-8 (File No. 333-44032)).

(d)(15)	Amended and Restated Articles of Incorporation, as amended to date (previously filed as Exhibit 3.1 to TranSwitch’s annual report on Form 10-K for the fiscal year ended December 31, 2001).

(g)	See Exhibit (a)(1) above.

(h)	Tax Opinion of Testa, Hurwitz & Thibeault, LLP*

*	Filed as an exhibit to the Company’s Registration Statement on Form S-4 (File No. 333-105330) as amended and incorporated herein by reference.